Exhibit 3.10

NOTARIA MUSALEM

There is a Stamp:

GUSTAVO MONTERO MARTI

ALTERNATE NOTARY

48TH NOTARY’S OFFICE OF SANTIAGO

DIGEST Nº 15.081/2014	2-368

MERGER, MODIFICATION

AND TRANSFORMATION OF THE COMPANY

MINERA LOBO MARTE LIMITADA

IN SANTIAGO DE CHILE, on December two, two thousand and fourteen, before me, JOSÉ MUSALEM SAFFIE, Incumbent Notary Public of the Forty-Eighth Notary’s Office of Santiago, residing in this city, Huérfanos street number seven hundred seventy, third floor, appear: Mr. LUIS AUGUSTO PARRA FALCÓN, Chilean, married, employee, national identity card number eight million six hundred fifty-eight thousand six hundred eighty-nine — four, by himself; Mr. SIMON CHRISTOPHER GANTLEY, British, married, employee, identity card for foreigners number fourteen million five hundred forty-five thousand thirty — six,   acting on behalf of the company BEMA GOLD (BERMUDA) LTD., a company organized and existing under the laws of Bermuda; Mr. JOSÉ TOMÁS LETELIER VIAL, Chilean, married, employee, national identity card number five million eight hundred thirty-five thousand forty-three — five, acting on behalf of the company MDO HOLDINGS, LTD., a company organized under the laws of the Cayman Islands; and Mrs. XIMENA MARIA LAURA MATAS QUILODRÁN, Chilean, divorced, employee, national identity card number nine million four hundred forty-one thousand eight hundred seventy-eight — K, acting on behalf of the company MACAINES MINING PROPERTIES S.A.R.L., a company organized  under the laws of the Grand Duchy of Luxembourg; all domiciled for these purposes at Cerro Colorado Street number five thousand two hundred and forty, Tower II, eighteenth floor, borough Las Condes, Santiago; the appearers, who accredit their identity and state:

FIRST: Equity Participation. In accordance with the partnership agreement in force, at present the capital of the company Minera Lobo Marte Limitada, hereinafter and indistinctly, the “Absorbing Company”, amounts to three hundred thirty-four million seven hundred forty-four thousand six hundred seventy-three dollars of the United States of America, which has been contributed by the partners in the following proportions: a) MDO Holdings, Ltd. contributed and paid the sum of two hundred thirty million nine hundred thirty-seven thousand seven hundred ninety-eight point two dollars of the United States of America, equivalent to a sixty-eight point nine eight nine two four percent of the equity rights; b) Macaines Mining Properties S.á.r.l. contributed and paid the sum of eighty-four million nine hundred thirty-nine thousand three hundred seventy point seven  dollars of the United States of America, equivalent to twenty-five point three seven four three eight percent of the capital stock; c) Bema Gold (Bermuda) Ltd., contributed and paid the sum of eighteen million eight hundred sixty-seven thousand  three hundred point one dollars of the United States of America, equivalent to five point six three six three two percent of the equity, and; d) Mr. Luis Augusto Parra Falcón contributed and paid the sum of two hundred four dollars of the United States of America, equivalent to zero point zero zero zero zero six percent of equity rights. SECOND: Merger Agreement. “Minera Lobo Marte Limitada” has decided to merge with the contractual mining company “Compañía Minera Maricunga”, hereinafter and indistinctly, the “Absorbed Company”, by the absorption of the latter by the first of the already mentioned, which increases its capital in the sum corresponding to the capital of the Absorbed Company, modifying to the effect the relevant clauses of its articles of association in accordance with the following provisions. Furthermore, it is left on record that the extraordinary meeting of shareholders of “Compañía Minera Maricunga” held, and whose minutes are executed in the form of public deed on this very date and in this same Notary, approved this merger by the unanimity of the shareholders of said company, that is, by MDO Holdings Ltd. and by Bema Gold (Bermuda) Ltd. THIRD: Background of the merging companies. A) The company “Minera Lobo Marte Limitada” is a limited liability company that was formed as a corporation under the name KG Minera LM S.A. by public deed dated August twenty-eight, two thousand and eight, granted in the Santiago Notary’s Office of Mr. Iván Torrealba Acevedo. An authorized excerpt of such public deed was recorded on page forty-one thousand three hundred and seventeen, number twenty-eight thousand three hundred ninety-two of the Registry of Commerce of the Santiago Real Estate Registrar corresponding to the year two thousand eight, and published in the Official Gazette dated September five, two thousand eight. To date, the Absorbing Company has undergone a series of modifications, the following being the most important: a) By Extraordinary Meeting of Shareholders held on June six, two thousand eleven, minutes contained in public deed granted that same date and in this same notary’s office, the name of the company was changed to “ Minera Lobo Marte S.A.”. An excerpt of such deed was recorded on page thirty-one thousand eight hundred fifty-three, number twenty-three thousand seven hundred twenty-two, of the Registry of Commerce of the Santiago Real Estate Registrar corresponding to the year two thousand eleven, and published in the Official Gazette on June seventeen, two thousand eleven; b) By Extraordinary Shareholders Meeting held on December five, two thousand thirteen, minutes contained in public deed  granted in the Santiago Notary’s Office of Mr. Eduardo Avello Concha on that same date, the Absorbing Company was transformed into a limited liability company named “Minera Lobo Marte Limitada”. An excerpt of that deed was recorded on page ninety-five thousand two hundred seventy-one, number sixty-two thousand and sixty-five of the Registry of Commerce of the Santiago Real Estate Registrar of the year two thousand and thirteen, and was published in the Official Gazette dated  December eleven, two thousand and thirteen; c) By public deed dated December seventeen, two thousand and thirteen, granted in the Santiago Notary’s Office of Mr. Eduardo Avello Concha. An excerpt of such deed was recorded at page one hundred thousand nine hundred fifty-five, number sixty-five thousand nine hundred thirty-six of the Registry of Commerce of the Santiago Real Estate Registrar corresponding to the year two thousand and thirteen, and was published in the Official Gazette dated December twenty-seven of that same year; d) The last modification of the company was agreed by deed dated December one, two thousand and fourteen granted in the Santiago Notary’s Office of Mr. José Musalem Saffie, by which the merger of this company with Minera Maricunga SpA was agreed upon, being Minera Lobo Marte Limitada the absorbing company. An excerpt thereof is in the process of registration in the Registry of Commerce of the Santiago Real Estate Registrar, and  of publication in the Official Gazette. B) The contractual mining company Compañía Minera Maricunga was established by public deed dated August twenty-two, nineteen hundred and ninety, granted in the Santiago Notary’s Office of Mr. Andrés Rubio Flores. An excerpt thereof  was recorded on page one hundred, number forty-three of the Registry of Property of the Santiago Registrar of Mines corresponding to the year nineteen hundred and ninety. To date, this company has undergone a number of modifications, being the latest the capital increase approved by the Extraordinary Meeting of Shareholders held on October twenty-one, two thousand fourteen, which in turn was executed in the form of public  deed  in the Santiago Notary’s Office of Mr. José Musalem Saffie on October twenty-seven of that same year. An excerpt of this modification was recorded on page four hundred twenty-six, number one hundred of the Registry of Property of the Santiago Registrar of Mines of the  same year. FOURTH: Structure and capital of the merging companies. A) The company “Minera Lobo Marte Limitada” has a fully paid-in capital amounting to three hundred thirty-four million seven hundred seventy-four thousand six hundred seventy-three dollars of the United States of America, provided in the following proportions: a) MDO Holdings, Ltd., the sum of two hundred thirty million nine hundred thirty-seven thousand seven hundred ninety-eight point two dollars of the United States of America, equivalent to sixty-eight point nine eight nine two four percent of the equity rights; b) Macaines Mining Properties S.á.r.l, the sum of eighty-four million nine hundred thirty-nine thousand three hundred seventy point seven dollars of the United States of America, equivalent to twenty-five point three seven four three eight percent of the capital stock; c) Bema Gold (Bermuda) Ltd., the sum of eighteen million eight hundred sixty-seven thousand  three hundred point  one dollars of the United States of America, equivalent to five point six three six three three percent of the capital, and; d) Mr. Luis Augusto Parra Falcón contributed and paid the sum of two hundred four dollars of the United States of America, equivalent to zero point zero zero zero zero six percent of the equity rights. Moreover, the Absorbing Company has assets in the amount of three hundred ninety-two million seven hundred sixty-five thousand nine hundred sixteen point forty-eight dollars of the United States of America, liabilities in the amount of two hundred twenty million three hundred sixty-four thousand six hundred ten point sixty two dollars of the United States of America, and an equity of one hundred seventy-two million four hundred and one thousand three hundred five point eighty-six  dollars of the United States of America, according to balance sheet as at October thirty-one, two thousand fourteen. B) The contractual mining company “Compañía Minera Maricunga”, according to its bylaws, has a fully paid-in capital of eighty-nine million nine hundred twenty thousand eighty-six point nine dollars of the United States of America, which is divided into eighty-nine million nine hundred and ten thousand eighty-six registered, common, no par value shares, separated into two series, of which forty-four million nine hundred fifty-five thousand forty-three shares correspond to series “A” and forty-four million nine hundred fifty-five thousand forty-three to series “B”, subscribed as follows: a) Bema Gold (Bermuda) Ltd. subscribes forty-four million nine hundred fifty-five thousand forty-three shares Series “A”  and forty-four million nine hundred fifty-five thousand forty-two shares Series “B” , and; b) MDO Holdings, Ltd. subscribes one share Series “B”. Moreover, the company has assets in the amount of four hundred million four hundred and sixty-two thousand nine hundred forty-four point sixty-three dollars of the United States of America, liabilities amounting to three hundred ninety-seven million one hundred one thousand three hundred eighty-two point seventy-three dollars of the United States of America and an equity of three million three hundred and sixty-one thousand five hundred sixty-one point nine dollars of the United States of America, according to the balance sheet of the company as at October thirty-one, two thousand fourteen. It is noted that said balance sheets are contained in a consolidated balance sheet prepared for this purpose, which will be protocolized together with this instrument in the Santiago Notary’s Office Mr. José Musalem Saffie, on this same date. FIFTH: Merger of both companies. By this instrument, and taking into consideration that by Extraordinary Meeting of Shareholders of “Compañía Minera Maricunga”, held and with the minutes thereof executed as public deed on this very date and  in this same notary, the merger referred to in the second clause hereof has been approved unanimously by the shareholders of “Compañía Minera Maricunga”; the shareholders and members of the Absorbing and the Absorbed Companies hereby agree to the merger by incorporation that  occurs by the absorption made by “Minera Lobo Marte Limitada” of “Compañía Minera Maricunga”, which disappears giving all its assets, liabilities and equity to Minera Lobo Marte Limitada. Thus “Minera Lobo Marte Limitada” already merged with “Compañía Minera Maricunga”, will have assets amounting to six hundred sixty-seven million six hundred twenty-four thousand five hundred point forty-seven  dollars of the United States of America, liabilities of four hundred ninety-one million eight hundred sixty-one thousand six hundred thirty-two point seventy-one dollars of the United States of America, and an equity of one hundred seventy-five million seven hundred sixty-two thousand eight hundred sixty-seven point seventy-six dollars of the United States of America. It is noted that the said merger is made “line by line”; this means that the capital of the Absorbing Company will increase by the same amount of the account “Capital” of the Absorbed Company. SIXTH: Determination of percentage interest in the merged company. The appearers leave on record that for purposes of determining the percentage interest in the capital that will correspond to the shareholders of Compañía Minera Maricunga in the Absorbing Company after the merger, an exchange ratio has been agreed pursuant to which the shareholders of the Absorbed Company will receive a share in the capital of the Absorbing Company determined on the basis of the proportion that the economic value of its equity interest in the Absorbed Company would have on the total economic value of the Absorbing Company after the merger is concluded. This exchange ratio has been established in consideration of the market values provided by the management of both companies, which have been prepared on the basis of the economic value of the equity and the last transactions realized on these companies. SEVENTH: New capital of the merged company and participation therein. The capital of the company “Minera Lobo Marte Limitada”, already merged with “Compañía Minera Maricunga”,  becomes four hundred twenty-four million six hundred sixty-four thousand seven hundred fifty-nine point nine dollars of the United States of America, which corresponds to the sum of the capitals existing in both companies before the merger. For purposes of determining the percentage of rights that will correspond to the partners and shareholders of Compañía Minera Maricunga in the Absorbing Company after the merger, it was agreed, taking into account the economic value of the respective assets of the merging companies, that the participation in the capital of “Minera Lobo Marte Limitada” will be composed as follows: a) MDO Holdings, Ltd. contributes the sum of  two hundred ninety-two million nine hundred seventy-two thousand nine hundred eighty point seventy-two dollars of the United States of America that corresponds to sixty-eight point nine eight nine two four percent of the equity rights; b) Macaines Mining Properties S.á.r.l., contributes  the sum of one hundred and seven million seven hundred fifty-six thousand thirty-one point thirty-four dollars of the United States of America that corresponds to twenty-five point three seven four three eight percent of the equity rights; c) Bema Gold (Bermuda) Ltd. contributes the sum of twenty-three million nine hundred thirty-five thousand four hundred eighty-nine point zero eight dollars of the United States of America which corresponds to five point six three six three three percent of the equity rights;  and d) Mr. Luis Augusto Parra Falcón contributes the sum of  two hundred fifty-eight point seventy-six dollars of the United States of America corresponding to zero point zero zero zero zero six percent of the equity  rights. EIGHTH: Modification of the articles of association of the absorbing company. Following the merger approved by this act, the partners of  Minera Lobo Marte Limitada, which are, MDO Holdings, Ltd., Macaines Mining Properties S.á.r.l, Bema Gold (Bermuda) Ltd. and Mr. Luis Augusto Parra Falcón  agree to modify article five of the articles of association of Minera Lobo Marte Limitada, as follows: “Article Five: CAPITAL. The capital of the company amounts to the sum of four hundred twenty-four million six hundred sixty-four thousand seven hundred fifty-nine point nine dollars of the United States of America, contributed and paid-in  by the partners in the following form and proportion: a) MDO Holdings, Ltd., with the sum of two hundred ninety-two million nine hundred seventy-two thousand nine hundred eighty point seventy-two dollars of the United States of America, equivalent to sixty-eight point nine eight nine two four percent of the company’s capital, which is fully paid-in;  b) Macaines Mining Properties S.á.r.l, the sum of one hundred and seven million seven hundred fifty-six thousand thirty-one point thirty-four dollars of the United States of

America, equivalent to twenty-five point three seven four three eight percent of company’s capital, which is fully paid-in; c) Bema Gold (Bermuda) Ltd., the sum of twenty-three million nine hundred thirty-five thousand four hundred eighty-nine  point zero eight  dollars of the United States of America, equivalent to five point six three six three three percent of the company’s capital, which is fully paid-in; and d) Mr. Luis Augusto Parra Falcón, the sum of two hundred fifty-eight point seventy-six dollars of the United States of America, equivalent to  zero point zero zero zero zero six percent of the company’s capital, which is fully paid-in.”  NINTH: Limitation of Liability. The partners limit their liability to the amount of their respective contributions. TENTH: Date of merger. For all legal purposes, the appearers leave on record that  the merger of the companies “Minera Lobo Marte Limitada” and “Compañía Minera Maricunga” has based on the balance sheets of both companies as at October thirty-one, two thousand fourteen, and is agreed that “Compañía Minera Maricunga” be absorbed and that the merger produces full effect as of the date hereof, that is, December two, two thousand and fourteen. ELEVENTH: Anticipated dissolution. The appearers state that as a result of the merger has resulted the early dissolution of “Compañía Minera Maricunga”, without having to liquidate it, since “Minera Lobo Marte Limitada” becomes its legal successor to all relevant effects, taking care of all its assets and liabilities, and including all its rights and obligations. TWELFTH: Registration of property in the name of the absorbing company. It is expressly noted that as consequence of the merger of the companies “Minera Lobo Marte Limitada” and “Compañía Minera Maricunga”,  all assets of the latter are transferred in fee simple to Minera Lobo Marte Limitada. For this purpose, the partners will sign the supplementary deeds that may be relevant. THIRTEENTH: Tax liability. For all tax purposes, and in particular for the purposes of article sixty-nine of the Tax Code, the company that remains, that is, “Minera Lobo Marte Limitada”, is jointly and severally liable for any tax or contribution that could be due by the Absorbed Company, i.e., the contractual mining company “Compañía Minera Maricunga”.  FOURTEENTH: Transformation Agreement. By this instrument, the appearing parties  BEMA GOLD (BERMUDA) LTD., MDO HOLDINGS, LTD., MACAINES MINING PROPERTIES S.A.R.L. and Mr. LUIS AUGUSTO PARRA FALCÓN, modify the company Minera Lobo Marte Limitada, transforming it from a limited liability company to a contractual mining company governed by the bylaws indicated below and, in matters not provided for, by the rules in the Second Section of the Second Paragraph of  Title Eleven of the Mining Code. The provisions of the First Section of the Second Paragraph of  Title Eleven of the Mining Code will govern only in cases in which the bylaws expressly refer to it. For these purposes, the partners agree to fix the bylaws as follows: BYLAWS OF THE CONTRACTUAL MINING COMPANY “COMPAÑÍA MINERA MARCIUNGA”: TITLE ONE: Name, Object, Domicile and Duration. Article One: Name. A contractual mining company is formed by transformation under the name or firm name “COMPAÑÍA MINERA MARICUNGA”, hereinafter, also referred to in the bylaws as the “Company”. The Company shall be governed by the provisions hereof and it matters not covered, by the rules laid down in the Second Section of the Second Paragraph  of Title Eleven of the Mining Code. The provisions of the First Section of the Second Paragraph of Title Eleven of the Mining Code will govern only in the cases where this bylaw refers expressly to them. Article Two: Object. The object of the Company shall be: a) the provision and implementation of services of geology, prospecting, exploration, exploitation and mining operations, including the planning and development of projects, drilling, blasting, construction of ramps and civil works, loading and marketing services, and sale of mining products; b) the prospecting, exploration and exploitation of the mining concessions acquired or obtained at any title; c) Lease of vehicles and machinery; and d) The performance of all kind of acts and the execution of all contracts necessary for the development of their business. Article Three: Domicile. The domicile of the Company will be the borough and city of Santiago, being able to carry out activities and establish agencies or branches in other parts of the country and / or abroad. Article Four: Duration. The duration of the Company will be fifty years from the date hereof, tacitly renewable for equal and successive periods of ten years unless the shareholders representing fifty percent or more of the capital or assets, with an anticipation of no less than six months prior to the expiry of the relevant period, express their willingness to put an end to it by a declaration recorded in the margin of the registration of the Company in the competent Registrar of Mines.  TITLE TWO: Capital Stock and Shares. Article Five: Capital stock and shareholding. The capital stock or interest amounts to the sum of four hundred twenty-four million six hundred sixty-four thousand seven hundred fifty-nine point nine dollars of the United States of America, divided into one million six hundred and forty-one thousand one hundred fifty-eight common shares, without par value, of the same series, contributed and paid by the shareholders in the following form and proportion: a) MDO Holdings, Ltd. has subscribed and paid one million one hundred thirty-two thousand two hundred twenty-two shares; b) Macaines Mining Properties S.á.r.L. has subscribed and paid four hundred sixteen thousand four hundred thirty-four shares; c) Bema Gold (Bermuda) Ltd. has subscribed and paid ninety-two thousand five hundred and one shares; and Luis Augusto Parra Falcón has subscribed and paid one share. The amount of the capital may be increased or decreased by an Extraordinary Meeting of Shareholders. Article Six: Rights and interest in the assets of the shareholders. The rights that correspond to the shareholders in the dividends, profits and in the liquidation of the Company, shall be equivalent to the percentage that the number of shares belonging to each shareholder represents in the total of shares of the company’s assets. The percentage corresponding to each shareholder in the capital represents its interest in the Company’s assets. The transfer of the shares shall be made by the registration of the title or transfer document in the Register of Shareholders of the Santiago Registrar of Mines. The title or transfer document shall be evidenced by public deed, as provided in article one hundred seventy-eight of the Mining Code. TITLE THREE: Liability of the Shareholders. Article Seven: Liability. Each shareholder shall be liable to the Company only up to the amount of its contribution to the capital and with its shares, and shall not be liable to third parties for obligations incurred by the Company. TITLE FOUR: Management. Article Eight: Management. The Company’s management and use of the firm name will correspond to a Board of Directors composed of three regular members and three alternates. The Directors may or may not be shareholders of the Company. The appointment of directors and their replacement or removal may be made freely and at any time by agreement of the shareholders, either at a meeting or by public deed recorded in the margin of the registration of the company in the Registers of Property and of Shareholders of the corresponding Registrar of Mines. Article Nine: Each regular director will have his respective alternate, who may replace him definitively in case of vacancy, and temporarily in case of absence or temporary impediment of him. Only in case of vacancy of the regular member and his respective alternate, the board will be totally renewed at the next annual meeting of shareholders to be held by the Company and in the meantime the Board may appoint a replacement. Board members may be paid for their function as such, to be annually determined, as well as the amount, by the meeting of shareholders in accordance with the general rules. Alternate directors may always attend the board meetings but shall vote only when they are replacing the regular member. The replacement of a regular director by an alternate is an internal procedure of the Company that will not require any special formalities, not being necessary to prove his origin to third parties for the validity of the actions of an alternate director, sufficing for its effectiveness against others the mere occurrence of the replacement. Article Ten: Chairman of the Board of Directors. The Board of Directors shall elect its chairman, who will also be of the Company and of the Shareholders’ Meeting.  Article Eleven: Board Meetings. The board of directors will meet periodically on the days and at the hours it agrees, without prejudice to holding special meetings whenever summoned by the Chairman or by one or more directors. Notices for special meetings shall be in writing and shall be sent to each of the directors with five business days in advance, at least, to the date of the meeting, and sent by e-mail to the directors domiciled abroad. However, the special meetings may be held without that notice, if attended by all the directors entitled to vote. The quorum for board meetings will be two of its members entitled to vote. Article Twelve: Majority required for resolutions. Except in cases where the bylaws of the Company set a different majority, the majority to adopt resolutions will be two of the members entitled to vote. However, the Board may pass resolutions without holding a formal session provided that all Directors approve such resolution and their consent is set down in writing. It will be sufficient to prove to third parties the validity of the resolutions, displaying a copy of the minutes which record the resolutions, duly certified by the Secretary or the person performing that function. The unanimous approval of the Directors will be required for the following matters: a) The decision to suspend the extraction work, except if it is caused by governmental acts or omissions, inability to obtain normally equipment or supplies, strikes or labor difficulties, or any other force majeure; b) The abandonment, sale or disposal of all or substantially all the assets of the Company; this restriction will not be applied to sales or disposals  of products, surplus, plant, obsolete equipment or other materials in the ordinary course of business; c) A capital investment, not included in the annual budget approved by the Board, for an expansion of the facilities of over five million dollars annually. In the event that the majority required for the adoption of Board resolutions is not obtained, the respective matter may be submitted to arbitration. Article Thirteen: Minutes of Board of Directors’ meetings. The deliberations and decisions of the board shall be recorded in a special book of minutes, which shall be signed by the directors who have attended the meeting. The resolutions may be put into effect without the need to approve the minutes at a later meeting. If any of the attendees dies, refuses to sign the minutes or is unable for any reason to do so, this circumstance shall be recorded at the foot of the same and informed at the next regular or special meeting of shareholders, which shall not preclude, however, the validity of the resolutions adopted. The director who refuses to sign the minutes shall justify his determination. Valid will also be the Board resolutions that are set down in a  public deed or private instrument signed before a Notary Public by the number of directors with voting rights required to adopt the resolution or resolutions in question. Article Fourteen: Powers of the Board of Directors. The Board will be in charge of the senior management of the Company and, in particular, shall: / One / exercise the administration, representation and use of the name of the Company, for which purpose will have broad powers of administration and disposition, except for those matters delivered to the approval of shareholders’ meetings; / two / decide on the acquisition, exploration, development and exploitation of  the  mining concessions of the Company; / Three / appoint, remove and replace the chairman of the Board and the CEO of the Company, respectively; / Four / call shareholders’ meetings; / Five / propose to the Shareholders the distribution of profits against the Company’s earnings; / Six / form reserve funds; / Seven / grant to the CEO the necessary powers to enable him to perform fully the functions assigned in these bylaws; / eight / set and modify the marketing policy to be applied by the Company; / nine / know and approve the annual operating budgets, capital investments and explorations of the Company for each calendar year; / ten / agree on the criteria governing the disposal of the  mining concessions and of the shares of mining companies that are owned by the Company; / once / establish and modify the policies on remuneration and benefits of the directors; and / twelve / any others expressly conferred by these bylaws. Article Fifteen: General Manager. The Company shall have a General Manager  appointed by the Board of Directors, who shall be vested with all the powers assigned in these bylaws and all those expressly granted by the Board, as well as the powers laid down in Article one hundred ninety three of the Mining Code. Also, the General Manager shall act as Secretary of the Board and of the Shareholders’ Meetings in all their sessions, unless the Board or the Shareholders, as the case may be, appoint another person for this position for a given meeting. The General Manager shall be responsible for the administration of the affairs of the ordinary course, operations and activities of the Company. The position of General Manager will be compatible with membership of the Board. TITLE V: Meetings of Shareholders. Article Sixteen: Regular Meetings. The Shareholders shall hold ordinary meetings annually on the date determined by the board of directors, within the first quarter of each year, in order to know the balance sheet and the annual report  of the previous year which the board shall submit to the shareholders for consideration, and agree the distribution of profits and earnings. The Ordinary Shareholders’ Meeting may also be summoned by shareholders representing at least fifty percent of the capital or equity interest. Article Seventeen: Extraordinary Meetings. The Shareholders will hold extraordinary meetings whenever required by the needs of the Company. The board of directors shall convene an extraordinary meeting on its own initiative or at the request of shareholders representing at least fifty percent of the shares of the Company. At the extraordinary meeting only matters included in the notice shall be discussed. Only at an extraordinary meeting of shareholders called especially for that purpose may be agreed a reform of these bylaws; the increase or decrease of the capital; the early dissolution of the Company; the sale or transfer of all its assets and liabilities; the disposal of mining properties; the transformation, division or merger of the Company; the granting of real or personal guarantees to secure obligations of third parties, except if these were subsidiaries or employees of the Company or of its subsidiaries, in which case the approval of the

Board of Directors shall be sufficient, and the determination of quotas to which article ninety-five of the Mining Code refers. Article Eighteen: Summons to Shareholders’ Meetings. The summons to shareholders’ meetings, both ordinary and extraordinary, shall be made through notices that the board of directors or the arbitrator, if any, shall send no less than fifteen nor more than thirty calendar days prior to the date of the Meeting to each shareholder entitled to vote at the Meeting, via email or by written notice delivered personally to each shareholder. The summons to the Shareholders’ Meeting shall specify the place, date and time of the meeting. In the case of Extraordinary Meetings, the notice shall also indicate the object of the same. Notwithstanding the provisions mentioned above, both the Ordinary and the Extraordinary Shareholders’ Meetings may take place without any summons when the whole number of shareholders attend in person or by duly constituted proxy. Equally valid will be the resolutions recorded in public deed signed by persons representing all the shares of the Company. Finally, the shareholders may attend general meetings personally or through their legal representatives or agents. The agents may or may not be shareholders of the Company. Article Nineteen: Quorum. Shareholders’ meetings, both ordinary and extraordinary, shall be established and shall adopt resolutions with the absolute majority of the shares of the Company. However, the extraordinary shareholders’ meetings whose purpose is agreeing upon the reform of the bylaws; the increase or decrease of the capital; the early dissolution of the Company; the sale or disposal of all its assets and liabilities; the disposal of mining properties; the transformation, division or merger of the Company; the granting of real or personal guarantees to secure obligations of third parties, unless these were subsidiaries or employees of the Company or of its subsidiaries, in which case the approval of the Board of Directors shall be sufficient, and the determination of quotas for expenses, may only be established and adopt resolutions with the vote of at least two thirds of the shares of the Company. Article Twenty: At the shareholders’ meetings each share entitles one vote. Article Twenty-One: Minutes of the Shareholders’ Meetings. The discussions, voting and resolutions of the shareholders’ meetings shall be recorded in a special book of minutes. In the minutes shall be set down the names of the attendees and the number of shares that each one holds or represents. The minutes shall also contain a concise statement of the observations or incidents produced, the proposals submitted for discussion and voting results. The minutes shall be signed by the chairman and by two shareholders or legal representatives or proxies of shareholders who attended the meeting, and who have been designated for the purpose by the Shareholders’ Meeting, or by all those attending the meeting if they shall be fewer than three. Once the minutes have been signed by the persons listed above will be regarded as definitely approved not being necessary any further formality and, consequently, the resolutions recorded in such minutes will be put into effect without waiting for subsequent approval at another meeting. TITLE SIX: Balance and Distribution of Profits. Article Twenty-Two: Balance Sheets. The Company will prepare a balance sheet as at December thirty one of each year. The balance will be subject to approval by the Annual Shareholders’ Meeting. Article Twenty-Three: Profits. The net earnings obtained by the Company, demonstrated by the balance sheet of the respective year and after deduction of the legal reserves or those agreed by the board of directors will be used for the distribution of profits to the shareholders in proportion to their shareholdings and for the amounts to be approved. The distribution will be in minerals, in pasta or in money, as proposed by the board of directors, without having application the final paragraph of Article hundred ninety-four of the Mining Code. The profit distribution, its form and opportunities will be determined by the Ordinary Shareholders’ Meeting. TITLE SEVEN: Dissolution and Liquidation. Article Twenty-Four: Dissolution. The Company will terminate: One / For the disposal, termination or expiration of all concessions owned by the Company at any title. Two / For being gathered in one single person all the shares into which the capital is divided. Three / By the expiry of its duration. Four / By resolution of the shareholders, taken in an extraordinary meeting. Article Twenty-Five.  Liquidation. Upon dissolution of the Company for any reason, the liquidation, where appropriate, will be practiced by a Liquidation Committee consisting of three members, shareholders or not, appointed by the first meeting of shareholders that takes place after the dissolution. The liquidators shall hold office until the end of the liquidation, without prejudice to the right of the shareholders to revoke their mandate and replace them. The powers of the liquidators will be those fixed by the shareholders. The functions of the liquidators shall be compensated in the manner determined by the shareholders. During the liquidation shall continue to apply the rules of these bylaws in all that is compatible with the state of liquidation of the Company. While a Liquidation Committee is not appointed, the conservative measures or others that are required will be fulfilled by the last board of directors.   TITLE EIGHT: Arbitration. Article Twenty-Six: Arbitration. Disputes arising between the shareholders in their capacity as such, or between them and the Company or its management, either during the term of the Company or during its liquidation, of any nature whatsoever, shall be submitted to the decision of an arbitrator appointed by mutual agreement and, failing an agreement, appointed by the ordinary courts against whose decision there will be no appeal. In the event that the arbitrator is appointed by the ordinary courts, the appointment shall be made by a lawyer who serves or has served as a minister or attorney member of the Santiago Court of Appeals or the Supreme Court. TITLE NINE: Transitional Rules. First Transitory Article: The capital of the Company to which article five of the bylaws refers, is the amount of four hundred twenty-four million six hundred sixty-four thousand seven hundred fifty-nine point nine dollars of the United States of America, divided into one million six hundred forty-one thousand one hundred fifty-eight common shares, without par value, of the same series, fully subscribed by the shareholders MDO Holdings, Ltd., Macaines Mining Properties S.á.r.l., Bema Gold (Bermuda) Ltd. and Luis Augusto Parra Falcón in the proportion mentioned in article five of the bylaws and is fully paid by those partners with the part of the capital that each of them had in “Minera Lobo Marte Limitada” before this was transformed into a Contractual Mining Company. Second Transitory Article: Interim Board of Directors. The first Board of Directors of the Company, which will run until the date of the First Ordinary Shareholders that will elect the members of the definitive board of directors of the Company, will be composed of the following regular directors and their respective alternates: A) Regular Directors : Mr. José Tomás Letelier Vial, Mr. Luis Alberto Opazo Mondaca and Mrs. Ximena Maria Laura Matas Quilodrán; B) Alternates: Mr. Simon Christopher Gantley, Mr. Luis Augusto Parra Falcón, and Mr. George Anthony Schroer. During the time between the date of this instrument and the designation of the definitive Board of Directors of the Company by the next Annual

Meeting of Shareholders, the Interim Board of Directors will be vested with all the powers and authority that these bylaws grant to the Board of Directors, without limitation. Especially, the Interim Board of Directors may appoint managers and assistant managers and grant them the corresponding powers, as well as confer them special powers or delegate powers. Third Transitory Article: Compañía Minera Maricunga is legally the same juridical person as Minera Lobo Marte Limitada, so that in what taxation concerns, is the same taxpayer with the taxpayer identification number seventy-six million thirty-eight thousand eight hundred and six — eight,  not affecting its transformation from limited liability company to contractual mining company its continuity as a legal entity. Fourth Transitory Article: It is noted that, due to the merger of the Company with Minera Lobo Marte Limitada, agreed at an extraordinary shareholders’ meeting held and set down in  public deed  on December two, two thousand fourteen, and in public deed dated December two, two thousand fourteen, both granted in the Santiago Notary’s Office of Mr. José Musalem Saffie, “Compañía Minera Maricunga” ex “Minera Lobo Marte Limitada “ acquired a total of eighty-five concessions, of which fifty-nine correspond to exploitation concessions already established, nine correspond to pending exploitation concessions and seventeen correspond to constituted exploration concessions. Among the exploitation concessions already established is the following: Refugio hundred five, whose act of measurement and constitutive judgment are registered in page one hundred thirty two overleaf,  number forty-six, of the Registry of Property of the Registrar of Mines of Copiapó corresponding to the year nineteen hundred and eighty-five, and its title deed is recorded at page two thousand one hundred forty-four under number three hundred and sixty seven of the  Registry of Property of the Registrar of Mines of Copiapó corresponding to the year nineteen hundred and ninety. The complete singling out of all the exploration and exploitation concessions, constituted and in the pipeline belonging to the Company, shall be made by supplementary public deed or of materialization, within thirty days from merger date, i.e., January two, two thousand and fifteen. Fifth Transitory Article: Provisionally, and until the Board of Directors of the Company does not adopt a resolution to that effect, Mr. Ricky Ervin Cruea will serve as General Manager of the Company with all the powers and duties that the bylaws and the law  confer to the General Manager. Also, for the purpose of maintaining the continuity of the operations of the Company, while the new Board of Directors is not constituted and provides otherwise, it will be deemed to continue in full force and effect all powers conferred before Minera Lobo Marte Limitada merged with Compañía Minera Maricunga and subsequently transformed into a contractual mining company. Consequently, the current agents of the Company may continue to represent it under the powers conferred prior to the merger and transformation. FIFTEEN: Special Power of Attorney. The partners, individually considered, and the Company hereby empower Mrs. Constanza Ximena Vera Araya, Mr. Alejandro David Chechilnitzky Rodriguez, Mr. Mijael Francisco Strauss Klein, and Mrs.  Barbara Francisca Gostling Délano, in order that any one of them acting together or separately, represent them individually or, acting in the same indicated manner, represent Compañía Minera Maricunga, formerly “Minera Lobo Marte Limitada”, as the necessity of the case may be, in the conclusion and performance of the acts and contracts listed below: a) Adopt and perform, without limitation or exclusion of any kind, all those resolutions and / or declarations necessary to realize the amendments agreed hereunder, being specially empowered to proceed to the registration and publication of an authorized excerpt of this instrument in the corresponding Registrar of Mines, the competent Registry of Commerce and  the Official Gazette,  as applicable; b) Grant the public or private deeds  necessary for the full development of the agreements contained herein, understood within this power  but not limited thereto, the granting of a public deed that singles out the property subject to registration, among them and only by way of example, real estate, easements imposed thereon or of which the Merged Company is the holder, exploration or exploitation concessions in the pipeline and constituted, water rights, motor vehicles and    trademarks or other form of intellectual and industrial property held by Compañía Minera Maricunga and which because of the merger agreed hereunder are transferred to Minera Lobo Marte Limitada; c) Carry out before any entity, whether public or private, all those procedures, steps, actions, registrations and publications necessary for the execution  of the resolutions to which this instrument refers; confer all authorizations and mandates necessary for that purpose; make any rectification, supplementation or clarification that may be required in connection with the resolutions adopted herein, and particularly to correct any errors that this modification may  contain; d) To clear in accordance with the provisions of Act nineteen thousand four hundred ninety-nine on the Clearing of Nullity Defects  of Companies, any defect of nullity which may suffer the corporate modification agreed upon in the present instrument and that pursuant to the above-mentioned legal body, are likely to be cleared, being specially empowered to execute the public deeds and draft the respective excerpts, and to make the publications and registrations to which Article Three of Act nineteen thousand four hundred ninety-nine refers. The agents will be authorized, therefore, to rectify any formal defect which this modification may suffer, namely those defects that consist of the breach of any legal solemnity, as could be, for example, the belated registration or publication of the excerpt hereof or the non-compliance or partial compliance with the terms that the law mandates to include in this modification. Also, the agents may correct the errors referred to in letters a), b), c), d) and e) of article nine of the aforementioned Act nineteen thousand four hundred ninety-nine, that may contain this deed or the registered or published excerpt thereof. Within this context the board of directors may correct the indicated amounts, or the dates established and, in general, complete, without any exception, the data necessary for the due understanding of the public deed or the excerpt registered or published, as applicable. SIXTEEN: POWER OF ATTORNEY FOR THE INTERNAL REVENUE SERVICE. It was agreed to grant special power of attorney, but as ample and sufficient as legally necessary, to Mrs. Constanza Ximena Vera Araya, national identity card number fifteen million nine hundred sixty-two thousand three hundred eighty-one — five; Mr.  Alejandro David Chechilnitzky Rodríguez, national identification card number ten million six hundred twenty-two thousand one hundred six—five; Mr.  Mijael Francisco Strauss Klein, identity card number sixteen million ninety-five thousand five hundred and one — five, Mrs. Bárbara Francisca Gostling Délano, national identity card number twelve million eight hundred seventy-two thousand eight hundred and seventeen —one, and Mr. Leonardo Andrés Aros Vieyra, national identity card  number thirteen million fifty-four thousand eight hundred and six — seven, in order that any of them, whether acting jointly or separately, can represent Compañía Minera Maricunga, formerly Minera

Lobo Marte Limitada,  before the Internal Revenue Service and carry out all procedures, presentations and other steps necessary to report to such entity the dissolution produced and the statutory modifications of Compañía Minera Maricunga,  formerly Minera Lobo Marte Limitada. To this effect, the agents may sign statements, forms and other documents required by such Service so that, acting jointly or separately and indistinctly, can make the appropriate filings with the IRS, sign them, sign the merger balance sheet, grant one or more public or private instruments, including public deeds, if necessary, and, in general, perform all the steps and actions that may be necessary and relevant for these purposes, with the broadest authority and powers. It is expressly stated that said mandate cannot be left without effect unless made  by written notice sent to  the IRS. SEVENTEEN: Registrations. The bearer of the authorized copy hereof and of its excerpt is hereby empowered to request the registrations, sub-registrations, annotations and publications that may be appropriate to any relevant private and / or state authority, procedures that he/she may perform as many times as necessary for the proper and complete legalization of this merger of companies and modification of the Absorbing Company. LEGAL CAPACITIES: The legal capacity of Mr. Simon Christopher Gantley to act on behalf of Bema Gold (Bermuda) Ltd. Is set down in a power of attorney granted in Bermuda, protocolized in the notary’s office of Mr. Eduardo Avello Concha by his alternate Mrs. Margarita Moreno Zamorano on October thirteen, two thousand fourteen. The legal capacity of Mrs. Ximena Maria Laura Matas Quilodrán to act on behalf of the company Macaines Mining Properties S.á.r.l. is set down in mandate granted in the Grand Duchy of Luxembourg and protocolized in the Santiago Notary’s Office of Mr. Eduardo Concha Avello on July one, two thousand fourteen. Drafted by the lawyer Mr. Mijael Strauss. Legal capacities are not inserted for being known to the parties and at their express request, and having been seen by the authorizing Notary Public. In witness whereof and upon reading, the appearers sign this instrument. Copy is given. This sheet corresponds to the deed of MERGER, MODIFICATION AND TRANSFORMATION OF THE COMPANY MINERA LOBO MARTE LIMITADA.

(There is notarial seal and signature)

/s/ LUIS AUGUSTO PARRA FALCÓN
LUIS AUGUSTO PARRA FALCÓN
(fingerprint)

ID    8.658.689-4

/s/ SIMON CHRISTOPHER GANTLEY

SIMON CHRISTOPHER GANTLEY, acting on behalf of BEMA GOLD (BERMUDA) LTD.

(fingerprint)

ID 14.545.030-6

/s/ JOSÉ TOMÁS LETELIER VIAL

JOSÉ TOMÁS LETELIER VIAL, acting on behalf of MDO HOLDINGS, LTD.

(fingerprint)

ID 5.835.043-5

/s/ XIMENA MARIA LAURA MATAS QUILODRÁN

XIMENA MARIA LAURA MATAS QUILODRÁN, acting on behalf of MAQCAINES MINING PROPERTIES S.A.R.L.

(fingerprint)

ID 9.441.878-K

There is a stamp:

I AUTHORIZE AS ALTERNATE NOTARY PURSUANT TO DECREE

Nº 758-2014 COURT OF APPEALS OF SANTIAGO

AND ART. 402, PAR.4, ORGANIC CODE OF COURTS

SANTIAGO, DEC.4, 2014

There is a stamp:

GUSTAVO MONTERO MARTI

ALTERNATE NOTARY

48th NOTARY’S OFFICE OF SANTIAGO

There is a stamp:

This copy is faithful testimony of its original.

DEC.4, 2014

JOSÉ MUSALEM SAFFIE

NOTARY PUBLIC

DIGEST Nº 15.081

COMPAÑÍA MINERA MARICUNGA SCM — FORMERLY MINERA LOBO MARTE LTDA

(Balance Sheet)

There is a stamp:

I certify that at the request of

Mijail Strauss

I protocolized this document

under Nº 15.081 at the end

of my Current Record of

Public Deeds.

SANTIAGO, DEC. 2, 2014.

There is a stamp:

I AUTHORIZE AS ALTERNATE NOTARY PURSUANT TO DECREE

Nº 758-2014  COURT OF APPEALS OF SANTIAGO

AND ART. 402, PAR.4, ORGANIC CODE OF COURTS

SANTIAGO, DEC.4, 2014

There is a stamp:

I CERTIFY that this document is

faithful copy of that  protocolized

under Nº 15.081 at the end

of my Record of Public Deeds of

the present month. It has 1 sheet.

SANTIAGO, DEC. 4, 2014.